UNITED STATES
	SECURITIES AND EXCHANGE COMMISSION
	Washington, D.C. 20549


	SCHEDULE 13G

	Under the Securities Exchange Act of 1934

(Amendment No. __4___)*

	 Continucare Corporation.
	(Name of Issuer)

Common Stock
	(Title of Class of Securities)

	212172100
	(CUSIP Number)

December 31, 2007
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
[X]  Rule 13d-1(b)
[  ]  Rule 13d-1(c)
[  ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities,and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange
 Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





CUSIP No.: 212172100
13G
Page  2 of  4  Pages

1
NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Pecks Management Partners Ltd.                    11-3015963
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a)	I
	(b)
2
Not applicable
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION

New York

5
SOLE VOTING POWER

1,570,439
NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
6
SHARED VOTING POWER

Not applicable
EACH
REPORTING
PERSON
WITH
7
SOLE DISPOSITIVE POWER

1,570,439

8
SHARED DISPOSITIVE POWER

Not applicable
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,570,439
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
 INSTRUCTIONS)
[  ]
Not applicable
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

2.3
12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IA



Item 1(a):	Name of Issuer:

	Continucare Corporation.

Item 1(b):   	Address of Issuer's Principal Executive Offices:

	7200 Corporate Center Dive
	Suite 600
	Miami, FL  33126


Item 2(a)	Name of Person Filing

	Pecks Management Partners Ltd.

Item 2(b):	Address of Principal Business Office:

	One Rockefeller Plaza, Suite 1730, New York, New York 10020

Item 2(c):	Citizenship:

	New York

Item 2(d):	Title of Class of Securities:

	Common Stock

Item 2(e):	CUSIP Number:

	212172100

Item 3:	If the reporting person is an investment adviser in accordance with
240.13d-1(b)(1)(ii)(E), check this box.  [X]

Item 4:	Ownership:
	a.	1,570,439
	b.	2.3%
	c.(i)	1,570,439
(ii) none
(iii) 1,570,439
(iv) none

Item 5:	Ownership of Five Percent or Less of a Class:

	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]


Item 6:	Ownership of More than Five Percent on Behalf of Another Person:

	N/A

Item 7:	Identification and Classification of the
	Subsidiary Which Acquired the Security Being
	Reported on By the Parent Holding Company:

	Not applicable.

Item 8:	Identification and Classification of
	Members of the Group:

	Not applicable.

Item 9:	Notice of Dissolution of Group:

	Not applicable.

Item 10:	Certification:

	Inasmuch as the reporting person is no longer the beneficial owner of more than five percent of the number of shares outstanding of the issuer of the securities referenced herein, the reporting person has no further reporting obligation under Section 13(d) of the Act with respect to such issuer.


                                       SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	February 13, 2008



By: ____
       	Name: Robert J. Cresci
       	Title: Managing Director

Page 4 of 9 Pages

13gfiling.doc

Page 1 of 4 Pages



Page 4 of 4 Pages